EX-23.2



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the use in this Registration Statement on Form SB-2 of DataMEG Corp. and the related prospectuses of our report dated April 14, 2003, except for Note R, as to which the date is June 6, 2003, on our audits of the consolidated financial statements of DataMEG Corp. and Subsidiaries as of December 31, 2001 and 2002, and to the reference to our Firm under the caption "Experts".



Hoffman, Fitzgerald & Snyder, P.C.
McLean, Virginia
February 25, 2004